EX-99.B-77G

            WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G(a):  Defaults on senior securities


1.   Myrtle Creek Oregon Building Authority

$3,000,000   8.000%   Myrtle Creek Golf Course Project Revenue Bonds
due 6/1/21
CUSIP 628599AA0
This is a monetary default
Default date is June 30, 1999
Amount of default per $1,000 face amount is $347
Total amount of default is $1,040,000



2.   Upper Cumberland Tennessee Gas Utility

$1,400,000   7.000%   Gas Systems Revenue Bonds
due 3/1/16
CUSIP 915627AL7
This is a monetary default
Default date is September 30, 2000
Amount of default per $1,000 face amount is $216
Total amount of default is $302,167



3.   AP Green Refractories Project

$900,000 8.600% Callaway County MO IDA Revenue Bonds due 11/01/14
CUSIP 131168AB2
This is a monetary default
Default date is May 30, 2002
Amount of default per $1,000 face amount is $122
Total amount of default is $109,650

$1,600,000 8.500% Oklahoma Ordinance Works Authority Revenue Bonds due 05/01/08
CUSIP 679068AQ9
This is a monetary default
Default date is May 30, 2002
Amount of default per $1,000 face amount is $120
Total amount of default is $192,667



4.   CF Processing L.C. Creston Iowa

$5,000,000 8.000% Creston IA Industrial Development Revenue Bonds due 08/01/26
CUSIP 226263AU5
This is a monetary default
Default date is March 3, 2003
Amount of default per $1,000 face amount is $53
Total amount of default is $266,667



5.   Fort Walton Beach Ventures Inc.

$1,160,000 10.500% Fort Walton Beach FL Industrial Development Revenue Bonds due 12/01/16
CUSIP 349131AY8
This is a monetary default
Default date is December 30, 2002
Amount of default per $1,000 face amount is $88
Total amount of default is $101,500



6.   St. Francis Hospital

$5,208,080   6.500%  New Castle Area Hospital Authority Bonds
due 11/15/09
CUSIP 643434DL4
This is a monetary default
Default date is December 14, 2002
Amount of default per $1,000 face amount is $57
Total amount of default is $68,710